Exhibit 10.311

PROMISSORY NOTE

$38,130,000.00	Date: December 16, 2015

THIS PROMISSORY NOTE, (the “Note”) is made in Atlanta, Georgia as of December ___, 2015 by CB OWNER, LLC, a Delaware limited liability company (“Borrower”) for the benefit of THE PRIVATEBANK AND TRUST COMPANY, an Illinois state chartered bank (“Lender”), in the original principal amount of THIRTY EIGHT MILLION ONE HUNDRED THIRTY THOUSAND AND NO/100 DOLLARS ($38,130,000.00), as provided herein and as provided in that certain Construction Loan and Security Agreement (the “Loan Agreement”) dated as of even date herewith by and among Borrower, The PrivateBank and Trust Company (“Administrative Agent”) and the other financial institutions identified therein.

Borrower promises to pay to the order of Lender at the principal office of Administrative Agent in Chicago, Illinois, on or before the Maturity Date (as defined in the Loan Agreement), the lesser of (i) THIRTY EIGHT MILLION ONE HUNDRED THIRTY THOUSAND SEVEN AND NO/100 DOLLARS ($38,130,007.00), or (ii) the aggregate principal amount of all Loans made to Borrower by the Lender under and pursuant to the Loan Agreement. Capitalized words and phrases not otherwise defined herein shall have the meanings assigned thereto in the Loan Agreement.

Borrower further promises to pay interest on the unpaid principal amount of all Loans outstanding from time to time, at the rate(s) and at the time(s) set forth in the Loan Agreement. The outstanding principal amount of all Loans shall be repaid by Borrower on the Maturity Date, unless payable sooner pursuant to the provisions of the Loan Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Loan Agreement, to which Loan Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to the Maturity Date, or pursuant to which the Maturity Date may be accelerated. The holder of this Note is entitled to all of the benefits and security provided for in the Loan Agreement.

Except for such notices as may be expressly required under the Loan Documents, Borrower waives presentment, demand, notice, protest, and all other demands, or notices, in connection with the delivery, acceptance, performance, default, or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence. No failure to exercise, and no delay in exercising, any rights under any of the Loan Documents by Administrative Agent of any holder of this Note shall operate as a waiver of such rights.

This Note shall be governed and construed in accordance with the laws of the State of Georgia applicable to contracts made and to be performed entirely within such State.

[EXECUTION ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Borrower has executed this Promissory Note as of the date set forth above.

BORROWER:

CB OWNER, LLC, a Delaware limited liability company

By:	/s/ Robert Meyer
Name: Robert Meyer
Title: President